Exhibit 3.45

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

•                                          First:      The name of the limited liability company is NBTY AVIATION, LLC.

•                                          Second:  The address of its registered office in the State of Delaware is 1406 N. Van Buren Street, Apt. 1 in the City of Wilmington. The name of its Registered agent at such address is Suzanne Meiners.

•                                          Third:    (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is                                              .”

•                                          Fourth:  (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of NBTY AVIATION, LLC this 1st day of December, 2003.

BY:	/s/ Louis M. Meiners, Jr.
Authorized Person(s)

NAME:	LOUIS M. MEINERS, JR.
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